AMENDMENT

     This is an Amendment to the Agreement re Resignation and Consulting dated as of July 25, 1995 by and among NLN, Color Tile and Holdings (the "Agreement"), with defined terms having the same meanings herein as therein. The purpose of this Amendment is to cause the Resignation Date to be changed from September 30, 1995 to the date hereof, without changing the financial understandings among the parties. TO that end, this Amendment affects the numbered paragraphs of the Agreement as follows:

     A. Paragraphs 1, 2 and 5 through 10 are unchanged except for (where applicable) the change in the Resignation Date from September 30, 1995 to the date hereof and the change in the consulting commencement date from October 1, 1995 to the date hereof;

     B. Paragraph 3 is unchanged except that the initial delivery of Shares shall take place on October 1, 1995, subject to all payments required to have been made to NLN on or prior to said date having been made; and

     C. Paragraph 4 is unchanged except that (a) Color Tile shall pay the $3,000 life insurance premium due in September with respect to NLN's life insurance policy, and (b) on September 1, 1995 Holdings shall pay to NLN an additional $31,250 as a portion of the purchase price for the Shares.

     Except for the aforesaid changes, the parties confirm that the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the 21st day of August, 1995.


                                                  /s/ N. Laurence Nagle
                                                  N. Laurence Nagle


                                                  COLOR TILE, INC.

                          By: /s/ Alan J. Bethscheider


                                                  COLOR TILE HOLDINGS, INC.

                          By: /s/ Alan J. Bethscheider